SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2007

Southwestern Public Service Company

(Exact name of registrant as specified in its charter)

New Mexico

(State or other jurisdiction of incorporation)

001-03789	75-0575400
(Commission File Number)	(IRS Employer Identification No.)

Tyler at Sixth, Amarillo, Texas	79101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-571-7511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In our Form 10-K for the year ended December 31, 2006, Southwestern Public Service Co., a New Mexico corporation, (SPS) previously disclosed pending regulatory proceedings related to Wholesale Rate Complaints, a Wholesale Rate Case and a New Mexico Fuel Factor Continuation Filing.  SPS recently filed two settlement agreements with the Federal Energy Regulatory Commission (FERC) and the New Mexico Public Regulation Commission (NMPRC) that resolve the common issue of challenges to system average cost assignment of certain wholesale agreements.   SPS has resolved its retail fuel continuation proceeding in New Mexico and all fuel refund claims under a complaint filed by SPS’ largest wholesale customer, Golden Spread.   The combined settlements substantially reduce SPS’ potential exposure on system average fuel cost assignment issues. The Golden Spread settlement also favorably resolves base rate issues for the period beginning January 2005 through June 30, 2008.  SPS has not reached settlement with other parties to the FERC proceedings and expects that the FERC will issue an order in this matter.  At Sept. 30, 2007, reserves had been previously established for the New Mexico fuel factor continuation proceeding and the Golden Spread potential exposures, with no further expense accrual required at this time, assuming these settlements are approved.  The background of the two proceedings and the details of the settlements are described below.

Wholesale Rate Complaints and Wholesale Rate Case — As previously disclosed in SPS’ Form 10-K for the year ended Dec. 31, 2006, in November 2004, Golden Spread Electric, Lyntegar Electric, Farmer’s Electric, Lea County Electric, Central Valley Electric and Roosevelt County Electric, wholesale cooperative customers SPS, filed a rate complaint at the FERC alleging that SPS’ rates for wholesale service were excessive and that SPS had incorrectly calculated monthly fuel cost adjustments contained in SPS’ wholesale rate schedules (the Complaint). Among other things, the complainants asserted that SPS was not properly calculating the fuel costs that are eligible for recovery and that SPS had inappropriately allocated average fuel and purchased power costs to its other wholesale customers, effectively raising the fuel cost charges to complainants. Additionally, the Complaint alleged that the base rates being charged were too high and that the NMPRC should act to lower SPS’ requirements customers’ rates. Cap Rock Energy Corporation (Cap Rock), a full-requirements customer of SPS, Public Service Company of New Mexico (PNM) and Occidental Permian Ltd. and Occidental Power Marketing, L.P. (Occidental), SPS’ largest retail customer, intervened in the proceeding.

On Dec. 1, 2005, SPS filed for a $2.5 million increase in wholesale power rates to certain electric cooperatives. On Jan. 31, 2006, the FERC conditionally accepted the proposed rates for filing, and the $2.5 million power rate increase became effective on July 1, 2006, subject to refund. The rate case acceptance had the effect of locking in the time period subject to refund under the base rate portion of the Complaint to the period beginning Jan. 1, 2005 until June 30, 2006.

On May 24, 2006, a FERC administrative law judge (ALJ) issued an initial recommended decision in the proceeding.  In the recommended decision, the ALJ found that SPS should recalculate its wholesale fuel and purchased economic energy cost adjustment clause (FCAC) billings for the period beginning Jan. 1, 1999, to reduce the fuel and purchased power costs recovered from the complaining customers by allocating incremental fuel costs incurred by SPS in making wholesale sales of system firm capacity and associated energy to other firm customers served under market-based rates during this period based on the view that such sales should be treated as opportunity sales. SPS and others filed exceptions to the ALJ’s initial recommendation. In addition, the ALJ made recommendations on a number of base rate issues including a 9.64 percent ROE and the use of a 3-month coincident peak (3CP) demand allocator. The FERC will review the ALJ’s recommended decisions and issue a final order, which may or may not follow any of the ALJ’s recommendation.

SPS believes the ALJ erred on significant and material issues that contradict FERC policy or rules of law. Specifically, SPS believes, based on FERC rules and precedent, that it has appropriately applied its FCAC tariff to the proper classes of customers. These firm market-based sales were of a long-term duration under FERC precedent and were made from SPS’ entire system. Accordingly, SPS believes that the ALJ erred in concluding that these transactions were opportunity sales, which require the assignment of incremental costs.

The FERC has approved system average cost allocation treatment in previous filings by SPS for sales having similar service characteristics and previously accepted for filing certain of the challenged agreements with average fuel cost pricing.

Moreover, SPS believes that the ALJ’s recommendation constituted a violation of the filed rate doctrine in that it effectively results in a retroactive amendment to the SPS FERC-approved FCAC tariff provisions. Under existing regulations, the FERC may modify a previously approved FCAC on a prospective basis. Accordingly, SPS believes it has applied its FCAC correctly and has sought review of the recommended decision by the FERC by filing a brief on the exceptions.

SPS believes it should ultimately prevail in this proceeding; however, if the FERC were to adopt the majority of the ALJ’s recommendations, SPS’ refund exposure, including Golden Spread, could be approximately $50 million, based on an evaluation of all sales made from Jan. 1, 1999 to Dec. 31, 2006. This estimate is based upon sales to wholesale customers of SPS that had been customers for less than five years and assumes that the NMPRC would not assign incremental fuel cost to agreements with longstanding customers to whom SPS has assigned system average fuel costs for many years.  If the FERC were to assign incremental fuel costs to longstanding customers, SPS’ exposure could exceed $50 million.

In an effort to resolve this matter, SPS has reached a settlement with Golden Spread (which now includes Lyntegar Electric) and Occidental regarding base rate and fuel issues and these entities filed with the FERC on Dec. 3, 2007 a comprehensive offer of settlement (the Settlement).   The Settlement seeks approval of:

(1)          A $1.25 million payment by SPS to Golden Spread related to potential damage claims Golden Spread may have associated with the quantities they are entitled to take under the existing partial requirements agreement for the years 2006 and 2007. The Settlement caps those quantities for the period 2008 through 2011.  SPS is not required to make any fuel refunds to Golden Spread that were the subject of the Complaint under the terms of the Settlement.

(2)          An extended partial requirements contract at system average cost, with a capacity amount that ramps down over the period 2012 through 2019 from 500 MW to 200 MW.  The extended agreement requires that the cost assignment treatment receive Texas and New Mexico state approvals and provides for alternative pricing terms and quantities to hold SPS harmless from cost disallowances in the event that adverse regulatory treatment occurs or state approvals are not obtained.  Golden Spread agreed to hold SPS harmless from any future adverse regulatory treatment regarding the proposed sale and SPS agreed to contingent payments ranging from $3 million to a maximum of $12 million, payable in 2012, in the event that there is an adverse cost assignment decision or a failure to obtain state approvals.

(3)          Resolution of base rates in the Complaint without any adjustment to the existing rates for the period January 2005 through June 30, 2006.  The Settlement also resolves all base rate issues in SPS’ rate case application for the period July 1, 2006 through June 30, 2008 other than the 3 CP or 12 month coincident peak (12CP) method of allocation of demand related costs and sets forth two sets of agreed on rates that are dependent on the ultimate resolution of that issue.  If SPS prevails in its support of the 12 CP demand allocation method, there would be no impact to earnings for this period.  If Golden Spread prevails, SPS would be required to refund Golden Spread and PNM approximately $4 million for the period through the end of 2007.

(4)          For July 1, 2008 and beyond, Golden Spread will be under a formula rate for production plant, similar to a formula rate for transmission investment.  The rate will be based on the most recent historic year actuals adjusted for known and measurable changes and trued up to the actual performance in a calendar year.  The formula will begin based on a 10.25 percent ROE and either party will have a right to seek changes to the ROE beginning with the 2009 formula rate filing.  SPS will share margins from its sales to WTMPA and EPE in that year but will assign system average fuel and energy costs to those agreements for purposes of calculating Golden Spread’s monthly fuel cost.

The Settlement is subject to approval by the FERC. Traditional FERC practice is to provide parties 20 days to comment on the Settlement and an additional 10 days to reply to comments.  SPS does not expect to settle with all parties to the Complaint and expects the FERC to issue an order addressing the ALJ’s recommended decision and all aspects of the Complaint. FERC could issue the order with respect to non-settling parties, prior to taking action on the Settlement.

If the Settlement is approved, any potential exposure faced by SPS for fuel cost disallowances in the Complaint proceeding would be reduced by approximately 40 percent, Golden Spread’s relative proportion of energy delivered during the period.  At Sept. 30, 2007, a reserve had been previously established for this potential exposure related to Golden Spread, with no further expense accrual required at this time, assuming this settlement is approved.

New Mexico Fuel Factor Continuation Filing — As disclosed in our Form 10-K for the year ended Dec. 31, 2006, on Aug. 18, 2005, SPS filed with the NMPRC requesting continuation of the use of SPS’ fuel and purchased power cost adjustment clause (FPPCAC) and current monthly factor cost recovery methodology. This filing was required by NMPRC rule.

Testimony was filed in the case by staff and intervenors objecting to SPS’ assignment of system average fuel costs to certain wholesale sales and the inclusion of certain purchased power capacity and energy payments in the FPPCAC. The testimony also proposed limits on SPS’ future use of the FPPCAC. Related to these issues some intervenors requested disallowances for past periods, which in the aggregate totaled approximately $45 million. This claim was for Oct. 1, 2001 through May 31, 2005 and does not include the value of incremental cost assigned for wholesale transactions from that date forward. Other issues in the case include the treatment of certain capacity costs, renewable energy certificates and sulfur dioxide (SO2) allowance credit proceeds in relation to SPS’ New Mexico retail fuel and purchased power recovery clause.

On May 2, 2007, the hearing examiner issued his recommended decision in which he determined the following:

•                     The NMPRC is barred from granting the retroactive refunds or financial penalties requested by the parties.

•                     The issues related to the assignment of system average fuel cost to SPS’ firm wholesale sales, subsequent to March 7, 2006, should be litigated in SPS’ next rate case, which was filed in July 2007, or in a separate parallel proceeding with the results to be incorporated into the next rate case.

•                     The NMPRC lacked legal authority to apply any change in cost assignment methodology retroactively until such date that SPS was put on notice of any concern with its longstanding assignment practice.

•                     March 7, 2006 was the first time that SPS was put on notice with respect to any change in New Mexico’s assignment practice.

•                     The future litigation recommendation would determine both the proper allocation and assignment of fixed and fuel costs and examine the prudence of SPS’ firm wholesale contracts and affiliate transactions related to those wholesale sales.

•                     Charges collected through the FPPCAC since March 7, 2006, should be subject to refund pending further order of the NMPRC.  The hearing examiner also noted that specific allegations regarding affiliate transactions could also be resolved in these proceedings.

Under the recommended decision, SPS would also be ordered to refund approximately $1.6 million of long-term purchased power capacity costs that it acknowledged were erroneously collected through the FPPCAC.  SPS would be authorized to continue its use of the FPPCAC pending a final order in the next rate case.  The hearing examiner also determined that no action was required on renewable energy certificates and that SPS should seek a determination of proper treatment of SO2 allowances in a separate proceeding.

On Dec. 4, 2007, SPS, the New Mexico Staff, Occidental Permian Ltd. and the New Mexico Industrial Energy Consumers (NMIEC) filed an uncontested settlement of this matter with the NMPRC.  The settlement resolves all issues in the fuel continuation proceeding for total consideration of $15 million.  The amounts include resolution of all system average fuel matters through December 31, 2007 with a refund to customers of $11.7 million; resolution of issues related to capacity costs and SO2 credits resulting in refunds totaling $1.8 million; and a commitment to fund low-income energy efficiency programs in 2008 and 2009 and invest in a solar project all at a total cost of $1.5 million.

At Sept. 30, 2007, a reserve had been previously established for this potential exposure, with no further expense accrual required at this time, assuming this settlement is approved.

The settlement would also resolve certain affiliate transactions raised by the parties, provide for significantly greater certainty surrounding system average fuel cost assignment on a going forward basis and reduce percentages of system average cost wholesale sales between now and 2019 on a stepped down basis.  Under the terms of the settlement, SPS anticipates additional fuel cost disallowances in 2008 and a portion of 2009 of approximately $2 million per year. It does not anticipate any future disallowances beyond this period.   The settlement would eliminate the need for any future proceedings related to wholesale contracts in effect in 2006 and beyond, and affiliate transactions dating back to the merger creating Xcel Energy Inc. in 2000, as would have been required under the Hearing Examiner’s recommended decision.  Finally, the settlement provides for SPS to continue its use of the FPPCAC subject to additional reporting provisions.

Because New Mexico procedures traditionally require a hearing on any proposed settlement, the parties to the settlement have jointly requested that the settlement be remanded back to the ALJ for such hearings before being taken up by the NMPRC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwestern Public Service Company
(a New Mexico Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

December 4, 2007